UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NOBEL LEARNING COMMUNITIES, INC.
(Name of Registrant as Specified In Its Charter)

N/A
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Supplement to Proxy Statement for the Special Meeting of Stockholders to be held on August 2, 2011

These supplemental disclosures to the definitive proxy statement on Schedule 14A, which we refer to as the definitive proxy statement, filed by Nobel Learning Communities, Inc., which we refer to as the Company, with the United States Securities and Exchange Commission, which we refer to as the SEC, on June 29, 2011, are being made to update certain information and to respond to certain allegations made by plaintiffs in the stockholder litigation relating to the Agreement and Plan of Merger, which we refer to as the Merger Agreement, dated as of May 17, 2011, by and among the Company, Academic Acquisition Corp., which we refer to as Parent, and Academic Merger Sub, Inc., a wholly-owned subsidiary of Parent, which we refer to as Merger Sub, which, along with Parent, is an affiliate of Leeds Equity Partners V, L.P. which we refer to as Leeds. Pursuant to the Merger Agreement, each share of the Company’s common stock and Series D convertible preferred stock will be converted into the right to receive $11.75 and $1.88 in cash, respectively, and the Company will become a wholly-owned subsidiary of Parent, which we refer to, collectively, as the merger. Defined terms used but not defined herein have the meaning set forth in the definitive proxy statement.

SETTLEMENT OF LITIGATION

As previously disclosed beginning on pages 9 and 66 of the definitive proxy statement, on May 27, 2011, a putative class action lawsuit, which we refer to as the Stockholder Litigation, was brought against the Company, the members of the Board, Parent, Merger Sub, and Leeds, challenging the proposed merger, in the Court of Common Pleas of Philadelphia in the First Judicial District of the Commonwealth of Pennsylvania on behalf of the Company’s stockholders. On July 25, 2011, counsel for the parties entered into a memorandum of understanding, which we refer to as the Memorandum of Understanding, in which they agreed on the terms of a settlement of the Stockholder Litigation. The proposed settlement is conditional upon, among other things, confirmatory discovery, the execution of an appropriate stipulation of settlement, consummation of the merger and final approval of the proposed settlement by the court.

Pursuant to the terms of the Memorandum of Understanding, the Company has agreed to make certain supplemental disclosures related to the merger, all of which are set forth below. In addition, in connection with the settlement and as provided in the Memorandum of Understanding, the parties contemplate that plaintiff’s counsel will seek an award of attorneys’ fees and expenses as part of the settlement, and plaintiffs will release defendants from any and all liability. There can be no assurance that the merger will be consummated, that the parties ultimately will enter into a stipulation of settlement or that the court will approve the settlement even if the parties enter into such stipulation. In such event, the proposed settlement as contemplated by the Memorandum of Understanding may be terminated. The settlement will not affect the amount of the merger consideration that the Company’s stockholders are entitled to receive in the merger.

The defendants deny all liability with respect to the facts and claims alleged in the Stockholder Litigation and specifically deny that any breach of fiduciary duty occurred, or that any further disclosure is required to supplement the definitive proxy statement under any applicable rule, statute, regulation or law. However, to avoid the risk that the Stockholder Litigation may delay or otherwise adversely affect the consummation of the merger, to minimize the expense of defending such actions, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the special meeting or the merger, the defendants have agreed to the terms of the proposed settlement described above. The parties further considered it desirable that the Stockholder Litigation be settled to avoid the expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims. Plaintiff in the Stockholder Litigation has agreed to stay the Stockholder Litigation pending final approval by the court of the settlement, and to dismiss the Stockholder Litigation with prejudice upon final approval by the court of the settlement of the Stockholder Litigation.

SUPPLEMENTAL DISCLOSURES

In connection with the settlement of the Stockholder Litigation as described in this supplemental disclosure, the Company has agreed to make these supplemental disclosures to the definitive proxy statement. These supplemental disclosures should be read in conjunction with the definitive proxy statement, which should be read in its entirety.

The following disclosure supplements and restates the second paragraph under the heading “Background of the Merger” on page 24 of the definitive proxy statement.

In October 2008, the Company engaged the investment banking firm of J.P. Morgan Securities LLC, which we refer to in this proxy statement as J.P. Morgan, to serve as financial advisor to our board of directors in connection with possible strategic transactions with third parties. Our engagement with J.P. Morgan provided that J.P. Morgan would receive a fee if a transaction with a third party was consummated. In addition, the engagement provided that if an alternative transaction, such as a recapitalization transaction, was completed with the assistance of J.P. Morgan, the Company and J.P. Morgan would negotiate in good faith appropriate compensation for J.P. Morgan, which would take into account, among other things, the results obtained and the custom and practice among investment banking firms acting in similar transactions. Discussions between J.P. Morgan, on behalf of the Company, and KU, subsequent to the unsolicited proposal were based only on publicly available information about the Company, because KU declined to enter into a non-disclosure agreement with the Company, which the SAC and our board of directors deemed necessary to protect the Company’s non-public business information. The SAC had discussions with J.P. Morgan regarding, among other things, economic trends within the education industry generally, J.P. Morgan’s preliminary financial analysis of the Company and the possible alternatives available to the Company to enhance stockholder value, including a potential sale of the Company.

The following disclosure supplements and restates the first paragraph under the heading “Opinion of the Financial Advisor to Nobel Learning’s Board of Directors – Discounted Cash Flow Analysis” on page 47 of the definitive proxy statement.

J.P. Morgan conducted a discounted cash flow analysis of the Company for the purpose of determining an implied fully diluted equity value per share for the Company’s common stock. J.P. Morgan calculated the value of stand alone, unlevered free cash flows that the Company is expected to generate from the last three months of fiscal year 2011 and for the fiscal years 2012 through 2015 based on the Management Estimates and the value of unlevered free cash flows that the Company is expected to generate for the fiscal years 2016 through 2020, which were extrapolated from the Management Estimates and were reviewed and approved by the Company’s management and reviewed by the SAC. Unlevered free cash flow was calculated based on the Management Estimates by taking the Company’s projected earnings before interest after taxes and adding projected depreciation and amortization and then subtracting projected capital expenditures and adding projected decreases in net working capital. Stock-based compensation expense was treated as a cash expense for purposes of determining free cash flow. The value of the stand alone, unlevered free cash flows was calculated assuming that the projected free cash flows occur at the middle of each annual period, and then discounting such cash flows to present value as of April 3, 2011 using a range of discount rates from 11.0% to 13.0%. This range of discount rates was chosen by J.P. Morgan based upon an analysis of the Company’s weighted average cost of capital which included, among other considerations, an analysis of the cost of equity and cost of debt of the Company using publicly available information and J.P. Morgan’s judgment and experience. J.P. Morgan also calculated a range of terminal values for the Company as of fiscal year 2020, by applying a perpetual revenue growth rate ranging from 2.0% to 3.0%. These growth rates were estimated by J.P. Morgan based on its judgment and experience. These terminal values were discounted to present value as of April 3, 2011 using a range of discount rates from 11.0% to 13.0%.

The following disclosure supplements and restates the third paragraph under the heading “Opinion of the Financial Advisor to Nobel Learning’s Board of Directors – Miscellaneous” on page 49 of the definitive proxy statement.

For services rendered in connection with the merger, the Company has agreed to pay J.P. Morgan a fee estimated to be approximately $2 million, all of which will become payable only if the merger is consummated. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws. Other than the foregoing, the Company has not paid J.P. Morgan any amounts in connection with acquisition or strategic transaction related advice, including in connection with analyzing the potential recapitalization, or capital markets transactions.

The following disclosure supplements and restates the table under the heading “Management Estimates” on page 51 of the definitive proxy statement.

Management Estimates

($ in millions, except for EPS)

	2011	2012	2013	2014	2015
Net Revenue	$239.2	$253.4	$268.1	$283.2	$298.9
Adjusted EBIT (1)	$8.8	$12.9	$17.4	$22.2	$27.1

Adjusted EBITDA (2)	$18.1	$21.3	$25.9	$30.9	$36.0
Net Income	$3.4	$6.6	$10.1	$13.1	$16.1
EPS (3)	$0.32	$0.62	$0.94	$1.23	$1.51
Net Working Cap/Other	$2.5	$3.5	$2.1	$1.6	$1.4

Capital Expenditures	$(11.7)	$(7.5)	$(7.9)	$(8.3)	$(8.6)

(1)	Adjusted EBIT consists of earning before interest and taxes calculated in accordance with GAAP adjusted for costs associated with the Company’s Department of Justice litigation, acquisition-related costs, severance costs and costs incurred by or in connection with the SAC.
(2)	Adjusted EBITDA consists of EBITDA calculated in accordance with GAAP adjusted for costs associated with the Department of Justice litigation, acquisition-related costs, severance costs and costs incurred by or in connection with the SAC.
(3)	Based on 10,700,000 shares and common stock equivalents outstanding.

In addition, the estimates for fiscal years 2016 through 2020, which were extrapolated from the 2011 through 2015 Management Estimates above, were derived by applying a revenue growth rate of 2.5%, EBITDA margins of 9.6%, EBIT margins of 6.7% to 6.8%, working capital as a percentage of revenue of 0.4% and capital expenditures as a percentage of revenues of 2.9%.

The following disclosure supplements the definitive proxy statement.

All of the standstill provisions contained in non-disclosure agreements that the Company entered with third parties in connection with possible strategic transaction discussions have expired and no such provision is still in effect.